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Exhibit 10.21

April 9, 2004

Mr. Steve Martin
61 Carleton Road
Belmont, MA 02478

Dear Steve:

        On behalf of Beyond Genomics, Inc. ("Beyond Genomics" or the "Company), I am delighted to offer you the full-time position of Senior Vice President and Chief Technology Officer commencing on May 17, 2004. In this position you will report to the Chief Executive Officer. This is a key Executive Management position within the company and will leverage your steep domain expertise, organizational and managerial skills. This position will allow you to design and implement strategic programs in the life sciences leveraging our systems biology approach. In consideration for all your services to be rendered to the Company, you will be paid at a semi-monthly rate of $7,708.34 (which is equivalent to an annual rate of $185,000). You will also be eligible to receive a bonus opportunity of $50,000, payable upon the achievement of company and individual milestones.

        Additionally, in order to help with your transition to Beyond Genomics, a $15,000 sign-on bonus will be paid to you on May 31, 2004. Should you terminate your employment prior to your first anniversary, an appropriate prorated portion (i.e., monthly basis) of this sign-on bonus must be repaid to the Company prior to your departure.

        Subject to Board of Director approval, you will be granted an option to purchase 400,000 shares of common stock of Beyond Genomics at an exercise price to be as determined by the Board of Directors. This option will vest 25% on the first anniversary of your start date and the remaining 75% quarterly over three years thereafter.

        You will be eligible to participate in the Company's benefit plans as of May 17, 2004 to the same extent as, and subject to the same terms, conditions and limitations applicable to, other Company employees of similar rank and tenure. Summaries of each of the Company's benefit plans are available to you. In addition, you will be reimbursed for all reasonable out-of-pocket expenses incurred during the performance of your duties, in accordance with the Company's reimbursement policies as established or modified from time to time by the Company. Each calendar year you will be eligible for three (3) weeks vacation and twelve (12) holidays (initial employment year will be pro-rated), as set forth by the Company.

        Nothing herein shall create any obligation on the part of the Company, or any other person, to continue your employment. Your employment with the Company is at will which means either the Company or you may terminate your employment relationship with the Company at any time and for any or no reason, with or without cause, and with or without notice. Beyond Genomics reserves the right to alter, supplement or rescind its employment procedures, benefits or policies (other than the employment at-will policy) at any time in its sole and absolute discretion and without notice.

        As part of your employment with the company, you have and will be exposed to, and provided with, valuable confidential and/or trade secret information concerning the Company and its present and prospective clients. As a result, in order to protect the Company's legitimate business interests, you agree, as a condition of your employment, to enter into an Employee Non-Disclosure Agreement and a Non-Competition and Non-Solicitation Agreement. These documents are enclosed for your review and should be completed prior to the first day of your employment.

        The Company requires you to verify that the performance of your position at Beyond Genomics does not and will not breach any agreement entered into by you prior to employment with the Company (i.e., you have not entered into any agreements with previous employers that are in conflict with your obligations to Beyond Genomics). To the extent any such agreements exist, please provide us with appropriate copies for our review. You will also be required to provide us, for purposes of completing the INS 1-9 form, sufficient documentation to demonstrate your eligibility to work in the United States.

        Please acknowledge acceptance of this employment offer by signing, dating, and indicating your start date below prior to April 16, 2004. Keep one copy for your files and return one executed copy to Kimberly Borgen, Human Resources Manager and Controller, prior to the expiration date of this offer.

        Steve, we are excited at the prospect of you joining the Beyond Genomics team and believe you will be a pivotal player in revolutionizing the field of systems biology.

Very truly yours, Beyond Genomics, Inc.

By:	/s/ MUZAMMIL MANSURI Muzammil Mansuri Chairman
Accepted and Agreed to:

/s/ STEVE MARTIN 5-01-04 Steve Martin

May 24, 2004 Start Date

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  Exhibit 10.21